Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 — 510-236-8951(Fax)

SANGAMO ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Richmond, Calif. – April 8, 2011— Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced the pricing of its previously announced public offering of 6,700,000 shares of its common stock at a price to the public of $7.70 per share. The public offering is expected to close on or around Wednesday, April 13, 2011, subject to customary closing conditions. Barclays Capital Inc. is the sole book-running manager in this offering and Sangamo has granted the underwriter a thirty (30) day option to purchase up to 1,005,000 additional shares.

The securities described above are being offered by Sangamo pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on June 16, 2009. Copies of the prospectus supplement and the related prospectus, when available, may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Barclaysprospectus@broadridge.com (phone: 888-603-5847).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy. Sangamo also has a Phase 1/2 clinical trial and two ongoing Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS as well as a Phase 1 trial of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson’s disease, monogenic diseases, neuropathic pain and nerve regeneration. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins called zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company’s website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to Sangamo’s public offering of common stock, the anticipated timing of the closing of the offering, the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q and Form 8-K. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com

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